Exhibit 99.1

Codexis Reports Fourth Quarter and Full Year 2012 Results

-- Conference call today at 4:30 pm ET --
REDWOOD CITY, Calif. - February 27, 2013 - Codexis, Inc. (NASDAQ: CDXS), a developer of engineered enzymes for pharmaceutical, biofuel and chemical production, today announced financial results for the fourth quarter and year ended December 31, 2012.
“After a period of transition in 2012, we are very encouraged by the company's progress and our better than projected cash balance at the end of the year,” said John Nicols, President and CEO of Codexis. “While making necessary strategic reductions of our operational expenses and cash burn associated with the ongoing repositioning of CodeXyme® cellulase enzymes and CodeXol™ detergent alcohols following the loss of Shell funding, we have continued to build the long-term strength of our pharmaceutical business. Specifically, in addition to finalizing the previously announced agreement with Arch Pharmalabs Ltd, we have also added new collaboration with Albany Molecular Research, Inc. and Strem Chemicals, Inc. designed to help our core biocatalysis enzyme business more widely penetrate the world's complex chemistry markets,” Nicols added.
Fourth Quarter Financial Highlights:
Revenues for the fourth quarter of 2012 were $7.9 million, a 76% decrease from $33.5 million in the fourth quarter of 2011. The revenue decrease was primarily due to the termination of Codexis' Collaborative Research Agreement with Shell as of August 31, 2012. Product revenue in the fourth quarter of 2012 was $6.8 million, a 56% decrease from $15.5 million in the prior year quarter, primarily due to the timing of generic and innovator pharmaceutical product orders. Product gross margin in the fourth quarter was 15%, a decrease compared to 16% in the prior year quarter and an increase compared to 10% in the third quarter of 2012. Collaborative research and development revenue of $1.1 million decreased 94% from $17.3 million in the fourth quarter of 2011 due to the termination of Codexis' Collaborative Research Agreement with Shell.
Research and development expenses in the fourth quarter of 2012 were $10.6 million, a decrease of 32% from $15.5 million for the fourth quarter of 2011. The decrease was primarily due to headcount reductions implemented as part of a company-wide restructuring undertaken by Codexis after the termination of its Collaborative Research Agreement with Shell.
Selling, general and administrative expenses in the fourth quarter of 2012 were $7.3 million, a decrease of 26% compared to $9.8 million in the same period of 2011. The decrease was primarily due to reductions in headcount and other discretionary expenses implemented as part of the company-wide restructuring.
Net loss for the fourth quarter was $15.5 million, or a loss of $0.41 per share, based on 37.6 million weighted average common shares outstanding in the fourth quarter of 2012. This compares to a net loss of $5.3 million, or a loss of $0.15 per share, during the fourth quarter of 2011.
Full Year 2012 Financial Highlights:
Revenues for fiscal 2012 were $88.3 million, a 29% decrease from $123.9 million in fiscal 2011. The revenue decrease was primarily due to the termination of our Collaborative Research Agreement with Shell as of August 31, 2012. Product revenue in 2012 was $35.9 million, a 27% decrease from $49.0 million in 2011. The product revenue decrease was primarily due to the timing of orders from our innovator pharmaceutical customers. Product gross margin in 2012 was 15%, the same as for 2011.

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Collaborative research and development revenue of $50.1 million decreased 30% from $71.4 million in 2011 due primarily to the termination of the Collaborative Research Agreement with Shell.
Research and development expenses for fiscal 2012 were $56.8 million, a decrease of 7% from $61.0 million in fiscal 2011. The decrease was primarily due to headcount reductions implemented as part of the company-wide restructuring undertaken by Codexis after the termination of the Collaborative Research Agreement with Shell.
Selling, general and administrative expenses for fiscal 2012 were $31.4 million, a decrease of 15% compared to $36.9 million in fiscal 2011. The decrease was primarily due to reductions in headcount and other discretionary expenses implemented as part of the company-wide restructuring.
Net loss for fiscal 2012 was $30.9 million, or a loss of $0.84 per share, based on 36.8 million weighted average common shares outstanding. This compares to a net loss of $16.6 million, or a loss of $0.46 per share, during fiscal 2011.
Cash, cash equivalents, and marketable securities at December 31, 2012 were $49.2 million compared to $63.8 million at December 31, 2011.
2013 Financial Outlook
Codexis' statements with regard to its outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.
For the full year 2013, Codexis expects total pharmaceutical related revenue in the range of $35 million to $40 million. Of this amount, we expect product revenue to be approximately $30 million. Codexis expects that its product gross margin will be in the range of 30% to 35% and total gross margin for pharmaceutical revenue will be approximately 50%. Regarding cash burn, the company is adjusting its previously disclosed outlook for 2013, which was based on having a funding partner in place at the end of 2012, to a cash burn range of $12 million to $16 million for the year.
“As part of the projections for 2013, we are encouraged that our previous financial support of the specialty pharmaceutical company, Exela Pharma Sciences, LLC, in its partnership with Hikma Pharmaceuticals PLC for the development of argatroban injection will begin to generate royalty revenue in 2013. We expect to receive a milestone payment triggered by Hikma's commercial launch of argatroban injection and are expecting royalty payments starting in the first quarter of 2013,” said David O'Toole, Senior Vice President and Chief Financial Officer.
Conference Call and Webcast
Codexis will hold a live conference call and audio webcast on Wednesday, February 27, 2013, at 4:30 p.m. Eastern Time. The conference call dial-in numbers are 866-804-6924 for domestic and 857-350-1670 for international. Please use the pass code 10379003 and call approximately 10 minutes prior to start time. A live webcast of the call will also be available from the Investors section of www.codexis.com. A recording of the call will be available by calling 888-286-8010 for domestic or 617-801-6888 for international, beginning approximately two hours after the call, and will be available for up to seven days. Please use the pass code 11023504 to access the replay. A webcast replay will also be available from the Investors section of www.codexis.com approximately two hours after the call, and will be available for up to 30 days.

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About Codexis, Inc.
Codexis, Inc. develops engineered enzymes for pharmaceutical, biofuel and chemical production. Codexis' proven technologies enable scale-up and implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and green process development from research to manufacturing. For more information, see www.codexis.com.
Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis' forecast for 2013 total pharmaceutical related revenue, product revenue, product margin, total margin for pharmaceutical revenue and total cash burn; Codexis' expectations of receiving argatroban milestone and royalty payments in the first quarter of 2013; Codexis' ability to decrease its operational expenses and cash burn; Codexis' ability to reposition Codexyme® and CodeXol™ following the loss of Shell funding; Codexis' ability to build the long-term strength of its pharmaceuticals business; and Codexis' ability to penetrate its core enzyme business more widely into the world's complex chemistry market. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis' control and that could materially affect actual results. Factors that could materially affect actual results include Codexis' need for substantial additional capital in the future in order to expand its business; Codexis' dependence on its collaborators; Codexis' dependence on a limited number of products and customers in its pharmaceutical business; potential adverse effects to Codexis' business if its customers' pharmaceutical products are not received well in the markets; Codexis' ability to develop and commercialize new products for the pharmaceutical markets; Codexis' dependence on obtaining third-party funding, or identifying the effecting some other strategic option for, its CodeXyme® cellulase enzymes and CodeXol™ detergent alcohols programs; the success of Codexis' recent cost saving measures, including its recent reduction in force; Codexis' ability to deploy its technology platform in new adjacent market spaces; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; various challenges to the feasibility of the production and commercialization of biofuels and bio-based chemicals derived from cellulose; Codexis' limited experience manufacturing and selling cellulase enzymes; Codexis' pharmaceutical product gross margins are variable and may decline from quarter to quarter; Codexis' dependence, in part, on Arch Pharmalab Ltd's ability to effectively market and sell certain pharmaceuticals products; potential reduction in demand for commercial products using Codexis' technology as a result of fluctuations in the price of and demand for certain commodities; and Codexis' biofuel and bio-based chemicals business opportunities may be limited by the availability, cost or location of feedstocks. Additional factors that could materially affect actual results can be found in Codexis' Quarterly Report on Form 10-Q for the period ended September 30, 2012 filed with the Securities and Exchange Commission on November 7, 2012, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
Contact:
Paul Cox, Stern Investor Relations, Inc.
212-362-1200, ir@codexis.com

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Product	$6,834	$15,493	$35,924	$49,021
Collaborative research and development	1,078	17,296	50,127	71,368
Government awards	—	705	2,247	3,476
Total revenues	7,912	33,494	88,298	123,865
Costs and operating expenses:
Cost of product revenues	5,779	13,067	30,647	41,781
Research and development	10,594	15,548	56,785	61,049
Selling, general and administrative	7,286	9,782	31,379	36,942
Total costs and operating expenses	23,659	38,397	118,811	139,772
Loss from operations	(15,747)	(4,903)	(30,513)	(15,907)
Interest income	42	77	252	273
Other expenses	(6)	(297)	(326)	(675)
Loss before provision (benefit) for income taxes	(15,711)	(5,123)	(30,587)	(16,309)
Provision (benefit) for income taxes	(173)	174	270	241
Net loss	$(15,538)	$(5,297)	$(30,857)	$(16,550)
Net loss per share of common stock, basic and diluted	$(0.41)	$(0.15)	$(0.84)	$(0.46)
Weighted average common shares used in computing net loss per share of common stock, basic and diluted	37,581	35,965	36,768	35,674

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$32,003	$25,762
Marketable securities	13,524	27,720
Accounts receivable, net	7,545	18,917
Inventories	1,302	4,488
Prepaid expenses and other current assets	5,395	2,345
Total current assets	59,769	79,232
Restricted cash	1,511	1,511
Non-current marketable securities	3,623	10,348
Property and equipment, net	16,650	24,176
Intangible assets, net	12,934	16,442
Goodwill	3,241	3,241
Other non-current assets	2,237	972
Total assets	$99,965	$135,922
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,654	$10,364
Accrued compensation	3,495	6,785
Other accrued liabilities	6,948	7,354
Deferred revenues	2,186	3,789
Total current liabilities	16,283	28,292
Deferred revenues, net of current portion	1,299	1,485
Other long-term liabilities	3,943	3,455
Total liabilities	21,525	33,232
Stockholders' equity:
Common stock	4	4
Additional paid-in capital	294,128	287,792
Accumulated other comprehensive loss	(136)	(407)
Accumulated deficit	(215,556)	(184,699)
Total stockholders' equity	78,440	102,690
Total liabilities and stockholders' equity	$99,965	$135,922

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